Exhibit 99.1

DAVIDsTEA Inc. Announces Second Quarter Fiscal 2017 Financial Results

Second quarter sales growth of 11.2% to  C$45.7 million

MONTREAL, September 7, 2017 (GLOBE NEWSWIRE) — DAVIDsTEA Inc. (Nasdaq:DTEA) today announced financial results for the three and six months ended July 29, 2017.

For the three months ended July 29, 2017:

•	Sales increased by 11.2% to C$45.7 million from C$41.1 million in the second quarter of fiscal 2016. Comparable sales decreased by 0.9%.
•	Same store sales improved over the first quarter to negative 0.9% from negative 5.7%.
•

Gross profit increased by 1.5% to  C$20.2 million from  C$19.9 million, while gross profit as a percent of sales decreased to 44.2% from 48.5%.  The decrease in gross profit as a percent of sales was primarily due to the planned clearance of seasonal products and deleveraging of fixed costs due to the negative 0.9% comparative sales this quarter.

•	Adjusted EBITDA, a non-IFRS measure, was C$ (2.2) million compared to C$0.2 million.
•	Impairment charge of C$2.3 million incurred in the second quarter due to underperforming U.S. stores.
•	Net loss was C$ (5.6) million compared to a net loss of C$(2.3) million. Adjusted net loss, a non-IFRS measure, was C$ (4.2) million compared to C$(2.3) million.
•	Fully diluted loss per common share was C$(0.22) compared to C$(0.09). Adjusted fully diluted loss per common share, a non-IFRS measure, was C$(0.16) per share compared to C$(0.09).

DAVIDsTEA President and Chief Executive Officer, Joel Silver, stated, “During the second quarter, we made progress towards our short-term goals of improving product assortment, in-store experience, e-commerce penetration and better understanding our customers on both sides of the border. The negative Adjusted EBITDA of $2.2 million is explained by the impact of planned promotional activity on gross profit and higher SG&A costs, primarily related to the higher store count. Our financial results were in-line with our expectations, with an improvement in same store sales and our inventory position, both top priorities for us.

“While Canadian store operating results declined over last year, we look forward to an improved performance in Canada in the second half of fiscal 2017. It is clear that the U.S. store network remains a challenge, and we are in the process of identifying and implementing certain measures to better tailor the DAVIDsTEA concept to U.S. consumers.

“We are seeing results from our e-commerce platform, both in Canada and the U.S., and the continuing reduction and improvement of our product assortment is expected to provide a better in-store shopping experience. Consumer research conducted recently indicates very strong brand awareness of DAVIDsTEA in Canada with further upside potential, while in the U.S. the brand remains in its infancy but resonates among those who are aware of the brand. The study is providing important data to target core customers and to better understand the different characteristics of Canadian and U.S. beverage consumers. As we have stated, our overriding objective is to make the tea core experience better for our customers and ensure that the DAVIDsTEA brand can realize its full potential.”

Outlook:

“As we have previously stated, 2017 is a reset year for DAVIDsTEA as we are solidifying and implementing key strategic initiatives to positively impact our results. We are focused on improving the profitability of the Canadian network, which represents approximately 80% of our sales. We have a sound plan that encompasses e-commerce investments and various marketing initiatives. The U.S. business remains a work-in-progress. We will consider closing non-performing stores and will continue considering selective growth opportunities with proven DAVIDsTEA concepts. We have recently solidified the team with strong tea development and merchandising expertise, which we believe will help attain our objectives. We are encouraged with the initial progress we are making to improve DAVIDsTEA’s performance, with a goal to continue to set the bar as leaders in the tea industry,” stated Mr. Silver.

DAVIDsTEA modified prior 2017 outlook commentary including:

•	DAVIDsTEA plans to open 10-12 new stores in Canada (from 10-15 in Q1) and up to 5 in the U.S.
•	Capex for the year will be approximately C$15 to $18 million (from C$16 to $20 million in Q1).
•	Company currently expects to be free cash flow positive for the full year.

Other financial metrics for the three months ended July 29, 2017:

•

Selling, general and administration expenses (“SG&A”) increased to C$27.8 million from C$22.8 million. As a percent of sales, SG&A increased to 60.9% from 55.5%. Adjusted SG&A, a non-IFRS measure, increased to C$25.9 million from C$22.8, due primarily to the hiring of additional staff to support the growth of the Company, including new stores, and higher store operating expenses considering 28 additional stores. As a percent of sales, adjusted SG&A increased to 56.6% from 55.5%

•

Results from operating activities were C$ (7.6) million as compared to C$(2.9) million. Adjusted results from operating activities, a non-IFRS measure, decreased to C$ (5.7) million from C$(2.9) million.

For the six months ended July 29, 2017:

•	Sales increased by 10.4% to $94.4 million from C$85.5 million in the comparable period in fiscal 2016. Comparable sales decreased by 3.4%.
•

Gross profit increased by 3.0% to C$44.4 million from C$43.1 million, while gross profit as a percent of sales decreased to 47.0% from 50.3%. The decrease in gross profit as a percent of sales was primarily due to the planned clearance of seasonal products and deleveraging of fixed costs due to the negative 3.4% comparative sales for the year to date.

•	Net loss was C$ (5.9) million compared to a net loss of C$ (0.8) million. Adjusted net loss, a non-IFRS measure, was C$ (5.3) million compared to C$ (0.8) million.
•	Fully diluted loss per common share was C$ (0.23) compared to C$ (0.03). Adjusted fully diluted loss per common share, a non-IFRS measure, was C$ (0.21) per share compared to C$ (0.03).

Other financial metrics for the six months ended July 29, 2017:

•

Selling, general and administration expenses (“SG&A”) increased to C$52.0 million from C$43.9 million.  As a percent of sales, SG&A increased to 55.1% from 51.4%. Adjusted SG&A, a non-IFRS measure,  increased to C$51.5 million from C$43.9, due primarily to the hiring of additional staff to support the growth of the Company, including new stores, and higher store operating expenses to support the operations of 236 stores as of July 29, 2017 as compared to 208 stores as of July 30, 2016. As a percent of sales, adjusted SG&A increased to 54.6% from 51.4%.

•	Results from operating activities were C$ (7.6) million as compared to C$(0.9) million. Adjusted results from operating activities, a non-IFRS measure, decreased to C$ (7.1) million from C$ (0.9).

Conference Call Information:

A conference call to discuss the second quarter of  Fiscal 2017 financial results is scheduled for today, September 7, 2017, at 4:30 p.m. Eastern Time. The conference call will be webcast and may be accessed via the Company’s Investor Relations section of its website at www.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

Non-IFRS Information:

This press release includes non-IFRS measures including Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss), and Adjusted fully diluted income (loss) per share. Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss) and Adjusted fully diluted income (loss) per share are not presentations made in accordance with IFRS, and the use of the terms Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss) and Adjusted fully diluted income (loss) per share may differ from similar measures reported by other companies. We believe that Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss) and Adjusted fully diluted income (loss) per share provide investors with useful information with respect to our historical operations. We present Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss) and Adjusted fully diluted income (loss) per share as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period. Specifically, Adjusted selling, general and administration expenses, Adjusted results from operating activities,

Adjusted EBITDA, Adjusted net income (loss) and Adjusted fully diluted income (loss) per share allow for an assessment of our operating performance, including new store costs, without the effect of non-cash charges of the period or other one-time charges, such as depreciation, amortization, finance costs, deferred rent, non-cash compensation expense, costs related to onerous contracts or contracts where we expect the costs of the obligations to exceed the economic benefit, gain (loss) on derivative financial instruments, loss on disposal of property and equipment, impairment of property and equipment, and certain non-recurring expenses. These measures also function as benchmarks to evaluate our operating performance. Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss), and Adjusted fully diluted income (loss) per share are not measurements of our financial performance under IFRS and should not be considered in isolation or as alternatives to net income, net cash provided by operating, investing or financing activities or any other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with IFRS. We understand that although Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss), and Adjusted fully diluted income (loss) per share are frequently used by securities analysts, lenders and others in their evaluation of companies, they have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under IFRS. Some of these limitations are:

•

Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss), and Adjusted fully diluted income (loss) per share do not reflect changes in, or cash requirements for, our working capital needs; and

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Because of these limitations, Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss), and Adjusted fully diluted income (loss) per share should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

Forward-Looking Statements:

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs about the Company’s growth prospects, store openings, product offerings and financial guidance for the coming fiscal quarter and fiscal year. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties including: the Company’s ability to maintain and enhance its brand image, particularly in new markets; the Company’s ability to compete in the specialty tea and beverage category; the Company’s ability to expand and improve its operations; changes in the Company’s executive management team; levels of foot traffic in locations in which the Company’s stores are located; changes in consumer trends and preferences; fluctuations in foreign currency exchange rates; general economic conditions and consumer confidence; minimum wage laws; the importance of the Company’s first fiscal quarter to results of operations for the entire fiscal year; and other risks set forth in the Company’s Annual Report on Form 10-K dated April 12, 2017 and filed with the Securities and Exchange Commission on April 13, 2017. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA:

DAVIDsTEA is a retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 236 company-operated DAVIDsTEA stores throughout Canada and the United States as of July 29, 2017, and its website, davidstea.com. The Company is headquartered in Montréal, Canada.

INTERIM CONSOLIDATED BALANCE SHEETS

[Unaudited and in thousands of Canadian dollars]

	As at	As at
	July 29,	January 28,
	2017	2017
	$	$

ASSETS
Current
Cash	56,407	64,440
Accounts and other receivables	2,864	3,485
Inventories	28,629	31,264
Income tax receivable	3,301	539
Prepaid expenses and deposits	6,706	5,659
Derivative financial instruments	—	454
Total current assets	97,907	105,841
Property and equipment	48,741	51,160
Intangible assets	3,264	2,958
Deferred income tax assets	14,108	14,375
Total assets	164,020	174,334
LIABILITIES AND EQUITY
Current
Trade and other payables	16,934	19,681
Deferred revenue	4,333	4,885
Current portion of provisions	1,524	2,562
Derivative financial instruments	2,068	—
Total current liabilities	24,859	27,128
Deferred rent and lease inducements	7,737	7,824
Provisions	4,142	5,932
Total liabilities	36,738	40,884
Equity
Share capital	111,019	263,828
Contributed surplus	8,080	8,833
Retained earnings (deficit)	7,742	(142,398)
Accumulated other comprehensive income	441	3,187
Total equity	127,282	133,450
	164,020	174,334

INTERIM CONSOLIDATED STATEMENTS OF INCOME (LOSS)

AND COMPREHENSIVE INCOME (LOSS)

[Unaudited and in thousands of Canadian dollars, except share information]

	For the three months ended		For the six months ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016
	$	$	$	$

Sales	45,687	41,079	94,356	85,548
Cost of sales	25,482	21,171	49,969	42,485
Gross profit	20,205	19,908	44,387	43,063
Selling, general and administration expenses	27,816	22,810	51,969	43,929
Results from operating activities	(7,611)	(2,902)	(7,582)	(866)
Finance costs	157	19	288	36
Finance income	(135)	(148)	(271)	(269)
Loss before income taxes	(7,633)	(2,773)	(7,599)	(633)
Provision for income tax (recovery)	(2,070)	(506)	(1,674)	120
Net loss	(5,563)	(2,267)	(5,925)	(753)
Other comprehensive income (loss)
Items to be reclassified subsequently to income:
Unrealized net gain (loss) on forward exchange contracts	(2,977)	1,678	(1,777)	(2,519)
Realized net (gain) loss on forward exchange contracts reclassified to inventory	(292)	598	(745)	(370)
Provision for income tax recovery (income tax) on comprehensive income	867	(604)	668	767
Cumulative translation adjustment	(1,614)	853	(892)	(1,469)
Other comprehensive income (loss), net of tax	(4,016)	2,525	(2,746)	(3,591)
Total comprehensive income (loss)	(9,579)	258	(8,671)	(4,344)
Net loss per share:
Basic	(0.22)	(0.09)	(0.23)	(0.03)
Fully diluted	(0.22)	(0.09)	(0.23)	(0.03)
Weighted average number of shares outstanding
— basic	25,745,221	24,625,414	25,573,894	24,380,306
— fully diluted	25,745,221	24,625,414	25,573,894	24,380,306

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the six months ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016
	$	$	$	$

OPERATING ACTIVITIES
Net loss	(5,563)	(2,267)	(5,925)	(753)
Items not affecting cash:
Depreciation of property and equipment	2,114	1,921	4,178	3,708
Amortization of intangible assets	472	169	754	329
Loss on disposal of property and equipment	24	—	30	—
Impairment of property and equipment	2,313	—	2,313	—
Deferred rent	200	366	203	646
Recovery for onerous contracts	(641)	—	(1,527)	—
Stock-based compensation expense	802	614	1,376	930
Amortization of financing fees	20	18	40	36
Accretion on provisions	139	—	251	—
Deferred income taxes (recovered)	(570)	189	430	22
	(690)	1,010	2,123	4,918
Net change in other non-cash working capital balances related to operations	3,509	(2,793)	(5,965)	(7,489)
Cash flows related to operating activities	2,819	(1,783)	(3,842)	(2,571)
FINANCING ACTIVITIES
Proceeds from issuance of common shares pursuant to exercise of stock options	791	500	1,606	844
Cash flows related to financing activities	791	500	1,606	844
INVESTING ACTIVITIES
Additions to property and equipment	(2,910)	(6,876)	(4,731)	(9,722)
Additions to intangible assets	(641)	(305)	(1,066)	(461)
Cash flows related to investing activities	(3,551)	(7,181)	(5,797)	(10,183)
Increase (decrease) in cash during the period	59	(8,464)	(8,033)	(11,910)
Cash, beginning of period	56,348	69,068	64,440	72,514
Cash, end of period	56,407	60,604	56,407	60,604

Reconciliation of Adjusted EBITDA

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the six months ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016

Net loss	$(5,563)	$(2,267)	$(5,925)	$(753)
Finance costs	157	19	288	36
Finance income	(135)	(148)	(271)	(269)
Depreciation and amortization	2,586	2,090	4,932	4,037
Loss on disposal of property and equipment	24	—	30	—
Provision for income tax (recovery)	(2,070)	(506)	(1,674)	120
EBITDA	$(5,001)	$(812)	$(2,620)	$3,171
Additional adjustments :
Stock-based compensation expense (a)	802	614	1,376	930
Executive separation costs related to salary (b)	812	—	812	—
Impairment of property and equipment (c)	2,313	—	2,313	—
Impact of onerous contracts (d)	(1,360)	—	(2,775)	—
Deferred rent (e)	200	366	203	646
Adjusted EBITDA	$(2,234)	$168	$(691)	$4,747

(a)	Represents non-cash stock-based compensation expense.
(b)	Executive separation costs related to salary represent salary owed to the former Chief Financial Officer as part of his separation agreement.
(c)	Represents costs related to impairment of property and equipment for stores.
(d)

Represents provision, non-cash reversals, and utilization related to certain stores where the unavoidable costs of meeting the obligations under the lease agreements are expected to exceed the economic benefits expected to be received from the contract.

(e)	Represents the extent to which our rent expense has been above or below our cash rent.

Reconciliation of IFRS basis to Adjusted net income (loss)

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the six months ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016

Net loss	$(5,563)	$(2,267)	$(5,925)	$(753)
Executive separation costs (a)	962	—	962	—
Impairment of property and equipment (b)	2,313	—	2,313	—
Impact of onerous contracts (c)	(1,221)	—	(2,524)	—
Income tax expense adjustment (d)	(698)	—	(175)	—
Adjusted net income (loss)	$(4,207)	$(2,267)	$(5,349)	$(753)

(a)

Executive separation costs represent salary owed to the former Chief Financial Officer of $812 for the three and six months ended July 29, 2017 as part of his separation agreement and stock-based compensation of $150 for the three and six months ended July 29, 2017 relating to the vesting of equity awards pursuant to the separation agreement.

(b)	Represents costs related to impairment of property and equipment for stores.
(c)

Represents provision, non-cash reversals, utilization,  and accretion expense related to certain stores where the unavoidable costs of meeting the obligations under the lease agreement are expected to exceed the economic benefits expected to be received from the contract. The accretion expense on provisions for onerous contracts is included in Finance costs on the Consolidated Statement of Comprehensive Income (Loss) for the three and six months ended July 29, 2017.

(d)	Removes the income tax impact of the executive separation costs, impairment of property and equipment, and the impact of onerous contracts referenced in note (a), (b) and (c).

Reconciliation of IFRS basis to Adjusted results from operating activities

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the six months ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016
	$	$	$	$

Results from operating activities	(7,611)	(2,902)	(7,582)	(866)
Executive separation costs (a)	962	—	962	—
Impairment of property and equipment (b)	2,313	—	2,313	—
Impact of onerous contracts (c)	(1,360)	—	(2,775)	—
Adjusted results from operating activities	$ (5,696)	$ (2,902)	$ (7,082)	$ (866)

(a)

Executive separation costs represent salary owed to the former Chief Financial Officer of $812 for the three and six months ended July 29, 2017 as part of his separation agreement and stock-based compensation of $150 for the three and six months ended July 29, 2017 relating to the vesting of equity awards pursuant to the separation agreement.

(b)	Represents costs related to impairment of property and equipment for stores.
(c)

Represents provision, non-cash reversals, and utilization related to certain stores where the unavoidable costs of meeting the obligations under the lease agreement are expected to exceed the economic benefits expected to be received from the contract.

Reconciliation of IFRS basis to Adjusted selling, general and administration expenses

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the six months ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016
	$	$	$	$

Selling, general and administration expenses	27,816	22,810	51,969	43,929
Executive separation costs (a)	(962)	—	(962)	—
Impairment of property and equipment (b)	(2,313)	—	(2,313)	—
Impact of onerous contracts (c)	1,360	—	2,775	—
Adjusted selling, general and administration expenses	25,901	22,810	51,469	43,929

(a)

Executive separation costs represent salary owed to the former Chief Financial Officer of $812 for the three and six months ended July 29, 2017 as part of his separation agreement and stock-based compensation of $150 for the three and six months ended July 29, 2017 relating to the vesting of equity awards pursuant to the separation agreement.

(b)	Represents costs related to impairment of property and equipment for stores.
(c)

Represents provision, non-cash reversals, and utilization related to certain stores where the unavoidable costs of meeting the obligations under the lease agreement are expected to exceed the economic benefits expected to be received from the contract.

Reconciliation of fully diluted weighted average common shares outstanding, as reported, to adjusted fully diluted weighted average common shares outstanding

[Unaudited and in thousands of Canadian dollars, except per share]

	For the three months ended		For the six months ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016

Weighted average number of shares outstanding, fully diluted	25,745,221	24,625,414	25,573,894	24,380,306

Net loss per share, fully diluted	(0.22)	(0.09)	(0.23)	(0.03)

Adjusted net loss per share, fully diluted	(0.16)	(0.09)	(0.21)	(0.03)

Investor Contact

MaisonBrison Communications

Pierre Boucher

514.207.0000

investors@davidstea.com